Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement, dated as of November 3, 2014 (the “Separation Agreement”) between Body Central Corp. (the “Company”) and Brian Woolf (the “Executive”), is entered into in connection with the Executive’s anticipated retirement.

WHEREAS, the parties have mutually agreed that the Executive will retire and the term of the Employment Agreement, dated February 4, 2013, between the Executive and the Company (the “Agreement”) will be terminated by mutual agreement effective December 31, 2014 (the “Expiration Date”); and

WHEREAS, the parties wish to modify their relationship during the period expiring on the Expiration Date and for the six (6) month period from the Expiration Date through June 30, 2015 (such latter period, the “Consulting Period”); and

WHEREAS, this Separation Agreement provides for terms and conditions that are more extensive than those to which Executive might otherwise be entitled; and

WHEREAS, pursuant to the Agreement, it is a condition of the Company’s obligation to provide the enhanced benefits contained herein that Executive sign a waiver and release; and

WHEREAS, this Separation Agreement is being entered into to modify the terms of the relationship between the parties and as a condition to the receipt of benefits hereunder (as required pursuant to the Agreement);

NOW, THEREFORE, in consideration of the benefits being delivered under and pursuant to this Separation Agreement and the Consulting Agreement (defined below), and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereby agree as follows:

1.	GENERAL SEPARATION PROVISIONS

A.The parties have mutually agreed that the Executive will retire, and the term of the Agreement will expire, on December 31, 2014 (the “Expiration Date”) and, accordingly, the Executive’s employment with the Company will terminate effective at the close of business on the Expiration Date. Notwithstanding the foregoing, the Executive shall cease to serve as Chief Executive Officer of the Company as of November 5, 2014, but shall be available to provide transition-related and other services to the Company from such date until the Expiration Date (or Early Expiration Date (as defined below), as the case may be), as directed by the Executive’s successor (including, but not limited to, any interim successor) as Chief Executive Officer of the Company or the Company’s Board. The Board may, in its sole discretion, assign to Executive an officer title in respect of the transitional period running from November 5, 2014 through the Expiration Date (or Early Expiration Date, as the case may be). The parties hereby waive and/or acknowledge receipt of any formal notices that might be required pursuant to the Agreement.

B.The undersigned executive hereby resigns from the Board of Directors of the Company effective as of December 31, 2014.

C.During the period from the date hereof through the Expiration Date, the Company shall have the option to terminate the Agreement at any time upon five (5) business days’ (or such longer period in the Company’s sole discretion) notice (the effective date of such termination may be referred to as the “Early Expiration Date”); provided, that upon the exercise of such option, the Consulting Period will commence on the date immediately following the Early Expiration Date and shall be extended so that it continues through June 30, 2015.

D.The parties hereto agree that, notwithstanding anything in the Agreement to the contrary, including Section 2(b) thereof, and subject to the other terms and conditions herein, Executive shall be entitled to any benefits (i) mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), provided that the Executive timely elects such coverage and pays all premiums for such coverage, or (ii) required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company and to which the Executive is currently a party or in which the Executive is currently a participant. The Executive shall be entitled to a lump sum payment equal to the amount the Company would have contributed towards the Executive’s benefits for the period beginning as of January 1, 2015, through (and including) June 30, 2015, had Executive not terminated employment as of the Expiration Date (or Early Expiration Date, as the case may be), as calculated by the Company in its discretion (the “COBRA Payment”). The COBRA Payment shall be paid in a lump sum within thirty (30) days following the Expiration Date (or Early Expiration Date, as the case may be).

E.It is further agreed by the parties that: (i) all of the Executive’s vested and/or unvested equity grants shall be treated in accordance with the terms, conditions and provisions of the particular equity plan and/or Executive stock purchase plan pursuant to which the particular equity grants were issued or stock purchase rights were granted; and (ii) all of Executive’s monies, vested and/or unvested, in the Company’s 401(k) plan, if any, shall be treated in accordance with the terms, conditions and provisions of such plan.

F.Effective as of the Expiration Date (or Early Expiration Date, as the case may be), but subject to the terms and conditions of this Separation Agreement, including the expiration of the Revocation Period defined in Paragraph 2C below, the Company agrees to enter into a separate consulting agreement with Executive (the “Consulting Agreement”), the form of which has previously been distributed to Executive.

G.As of the Expiration Date (or Early Expiration Date, as the case may be): (i) all compensation and benefits not explicitly provided for in this Separation Agreement will cease, other than those provided for pursuant to the Consulting Agreement and except as otherwise required by applicable law; and (ii) in consideration for the benefits provided hereunder, including those provided in the Consulting Agreement, the Executive shall execute a new general release, substantially in the form of the release provided in Section 2 hereof.

H.In connection with this Separation Agreement, the Company has agreed to the enhanced benefits contained herein (the “Enhanced Benefits”), which provides the Executive with greater benefits than those that Executive would otherwise have been entitled to.

AS A CONDITION TO RECEIVING THE ENHANCED BENEFITS, THE EXECUTIVE MUST SIGN AND DELIVER TO THE COMPANY THIS SEPARATION AGREEMENT, INCLUDING THE GENERAL RELEASE CONTAINED HEREIN, AS PROVIDED IN THE AGREEMENT. IF THE EXECUTIVE SIGNS AND RETURNS THIS SEPARATION AGREEMENT TO THE COMPANY NO LATER THAN TWENTY-ONE (21) DAYS FROM THE DATE ON WHICH THE EXECUTIVE RECEIVED THIS SEPARATION AGREEMENT, DURING WHICH PERIOD THE EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY, THEN THE COMPANY WILL PROVIDE TO THE EXECUTIVE THE ENHANCED BENEFITS PROVIDED HEREIN.

IN THE EVENT THAT THE EXECUTIVE DOES NOT RETURN THIS SIGNED SEPARATION AGREEMENT WITHIN THE TWENTY-ONE (21) DAY PERIOD THEN, EXCEPT AS MAY OTHERWISE BE REQUIRED BY APPLICABLE LAW, THE COMPANY WILL NOT PROVIDE THE EXECUTIVE WITH THE ENHANCED BENEFITS DESCRIBED HEREIN.

I.Regardless of whether the Executive signs and returns this Separation Agreement, through the Expiration Date (or Early Expiration Date, as the case may be), the Executive will be (and/or has been): (i) paid base salary in accordance with the Company’s customary payroll practices; (ii) entitled to participate in the Company’s current benefit plans and programs, subject to the terms and conditions thereof; and (iii) reimbursed for business expenses properly incurred by the Executive in accordance with Company policy and consistent with standard practices in effect as of the date hereof.

J.The Executive acknowledges and agrees that, except as may be provided in the Consulting Agreement, the Company has no obligation, now or at any time in the future, to rehire or employ the Executive in any capacity, including as an independent contractor or consultant, or to affirmatively assist the Executive in any employment efforts, and the Executive agrees not to seek re-employment with the Company or any of its affiliates.

K.The Executive acknowledges that he has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which the Executive may be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are due to the Executive except as provided herein. In addition, the Executive acknowledges that the consideration set forth herein exceeds any payments and/or benefits to which he may be entitled in any standard agreement, verbal or written, as well any employment or personnel policy, procedure or handbook, which may be applicable, and that he would not be entitled to this consideration absent his promises set forth herein.

2.GENERAL RELEASE OF ALL CLAIMS.

A.General Release. For good and valuable consideration, including but not limited to the Enhanced Benefits provided for herein, Executive releases, discharges, and promises not to sue the Company and any of its parents, subsidiaries, affiliates, and related entities, and/or any and all of its and their current or former directors, officers, members, employees, attorneys, representatives, insurers, agents, heirs, successors, and assigns (individually and collectively the “Company Releasees”), from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, and contingencies whatsoever, including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted (“Claims”), which against the Company Releasees, Executive and Executive’s respective heirs, administrators, executors, successors, assigns, attorneys, and affiliates (individually and collectively the “Executive Releasors”) ever had, now has, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through the date Executive executes this Separation Agreement.  This includes, without limitation, (i) any Claims in connection with or arising from Executive’s employment by the Company or the separation or end of such employment; (ii) any Claims for compensation, salary, bonus, commissions, incentive compensation or similar benefit, stock options, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit; (iii) any Claims under any federal, state, or local law, regulation, or ordinance, including without limitation any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Executive Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, and the Florida Civil Rights Act of 1992 (Fla. Stat. Ann. Sec. 760.01 et seq.); (iv) any Claims under common law including, without limitation, any Claim for tort, breach of contract (express or implied, written or oral), quasi contract, or wrongful or constructive discharge; and (v) any Claims for compensatory damages, punitive damages, or attorneys’ fees, costs, disbursements and the like.  Executive intends this release to be a general release of any and all Claims to the fullest extent permissible by law.  Notwithstanding the foregoing, this release shall not affect (A) the Executive’s right to receive the consideration and benefits provided for herein, (B) any rights the Executive may have to coverage under any directors’ and officers’ liability insurance policy maintained by the Company subject to the terms and conditions of such policy; or (C) the Executive’s rights existing solely by virtue of his capacity as a shareholder of the Company. The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Separation Agreement, but it is his intention to fully and finally forever settle and release any and all claims, matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties to the extent set forth in this Paragraph A, and that in furtherance of this intention, the releases given in this Separation Agreement shall be and remain in effect as full and complete general releases to the extent set forth herein, notwithstanding discovery or existence of any such additional or different facts.

B.Indemnification for Claims.  Executive represents and warrants that neither Executive nor any other Executive Releasor has previously filed, and to the maximum extent permitted by law agrees that neither Executive nor any other Executive Releasor will file, a complaint, charge or lawsuit against any of the Company Releasees regarding any of the Claims released herein.  If, notwithstanding this representation and warranty, an Executive Releasor has filed or files such a complaint, charge or lawsuit, Executive agrees that Executive shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining such dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any party against whom an Executive Releasor has filed such a complaint, charge, or lawsuit.  The immediately preceding sentence shall not apply, however, to a Claim of age discrimination under the Age Discrimination in Employment Act.  Notwithstanding any other language in this Separation Agreement, the parties understand that this Separation Agreement does not prohibit Executive from filing an administrative charge with the Equal Employment Opportunity Commission or similar administrative agency.  Executive, however, waives any right to monetary or other recovery should any federal, state or local administrative agency pursue claims on the Executive’s behalf arising out of or relating to Executive’s employment with the Company or the separation of Executive’s employment with the Company. Additionally, nothing in this Separation Agreement shall prohibit or restrict the Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Legal or Compliance Departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization. This Separation Agreement is also not intended to preclude the Executive from: (1) enforcing the terms of this Separation Agreement; (2) challenging the validity of this Separation Agreement; or (3) filing a charge or participating in any investigation or proceeding conducted by the National Labor Relations Board.

C.Older Worker Benefit Protection Act Disclosure.  Executive recognizes that as part of Executive’s agreement to release any and all Claims against the Company Releasees, Executive is releasing Claims for age discrimination under the Age Discrimination in Employment Act, although Executive has not made any such Claims.  Accordingly, before executing this Separation Agreement, Executive has a right to reflect upon it for a period of up to twenty-one (21) days before executing it (the “Review Period”), and Executive has an additional period of seven (7) days after executing this Separation Agreement to revoke it in writing to the Company’s Board in the manner described in Paragraph D below (the “Revocation Period”) under the terms of the Older Worker Benefit Protection Act.  This Separation Agreement shall be effective upon the expiration of the seven (7) day Revocation Period (the “Effective Date”).  By Executive’s signature below, Executive represents and warrants that Executive has been advised to consult and has consulted with an attorney of Executive’s own choosing or has chosen voluntarily not to do so, that Executive has been given a reasonable amount of time to consider this Separation Agreement, and that if Executive signs this Separation Agreement prior to the expiration of the Review Period, Executive is voluntarily and knowingly waiving the remainder of the Review Period.

D.Revocation.  As stated above, pursuant to the Older Worker Benefit Protection Act, Executive may revoke this Separation Agreement within seven (7) days after signing it.  Revocation must be made in writing to the Company’s Board stating, “I hereby revoke my acceptance of our Separation Agreement” and be delivered to the Company’s Board c/o Body Central Corp., Attn: Corporate Secretary, 6225 Powers Avenue, Jacksonville, FL 32217, no later than the close of business on the seventh day after Executive signs this Separation Agreement, or if the seventh day falls on a Saturday or Sunday or holiday, on the next business day.  In the event Executive executes this Separation Agreement and thereafter exercises Executive’s right to revoke as set forth in this Paragraph D, this Separation Agreement shall not be effective or enforceable and except as otherwise required by applicable law Executive will not be eligible to receive the Enhanced Benefits set forth herein.  Unless timely and properly revoked, this Separation Agreement shall be effective on the Effective Date.

E.Sections of the Agreement Still in Effect.  Executive acknowledges that certain of Executive’s obligations under the Agreement were intended to, and do in fact, survive the termination of Executive’s employment with the Company.  Executive further agrees and acknowledges that nothing contained in this Separation Agreement shall be construed to relieve Executive of such ongoing obligations including, without limitation, those set forth in Sections 6-12 of the Agreement.  Executive further acknowledges that the Enhanced Benefits provided for herein (and in the Consulting Agreement) are in consideration for and contingent upon Executive’s continued compliance with any ongoing obligations under this Separation Agreement and the Agreement and that except as otherwise required by applicable law such payments shall cease in the event Executive breaches any of Executive’s contractual obligations set forth herein or in the Agreement.

3.GENERAL RELEASE OF EXECUTIVE

As a material inducement to the Executive to enter into this Separation Agreement, the Company hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims that the Company may have against the Executive, arising on or prior to the date of the Executive’s execution and delivery of this Separation Agreement to the Company, including but not limited to any and all Claims arising out of the Executive’s employment with the Company or retirement therefrom; provided, however, that nothing contained in this Separation Agreement (i) shall release the Executive from any claims for fraud, theft or embezzlement arising from facts not known to the Company at the time of this Separation Agreement, (ii) shall release the Executive from claims of contribution and indemnification in the event a third party files claims against the Company or any of the Company Releasees arising from fraud, theft or embezzlement committed by the Executive while an employee of the Company; or (iii) be construed to prohibit the Company from bringing appropriate proceedings to enforce this Separation Agreement. The Company agrees to indemnify the Executive against any Claim brought by the Company in violation of this Section 3.

4.    APPLICABLE DISCLOSURES AND COOPERATION

The Executive acknowledges that, prior to the date hereof and again on the Expiration Date (or Early Expiration Date, as the case may be), he has disclosed or will disclose to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company conducted by any government agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that he is otherwise unaware of any wrongdoing committed by any current or former employees of the Company that has not been disclosed. The Executive further agrees to cooperate fully with the Company, for no additional consideration, in connection with any matter arising out of or related to his employment including, but not limited to, any existing or future litigation involving the Company, whether administrative, civil or criminal in nature, in which and to the extent the Company reasonably deems the Executive’s cooperation necessary. The Executive also hereby resigns all offices and/or Board memberships with the Company or its affiliates, effective as of the Expiration Date (or Early Expiration Date, as the case may be).

5.     NONDISPARAGEMENT

Within thirty (30) days following the date of this Separation Agreement, the Company shall cause the Company’s Vice President, Human Resources (or such other appropriate individual, as determined by the Company) to instruct the members of the Company’s Board, the Executive’s successor as Chief Executive Officer of the Company, and employees of the Company reporting directly to the Chief Executive Officer, not to make any statement, orally or in writing, that in any way could disparage the Executive or which foreseeably could harm the reputation of the Executive, or in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else.

6.    BINDING EFFECT

This Separation Agreement is binding on the Executive’s heirs and personal representative and on the successors and assigns of the Company.

7.     GOVERNING LAW

This Separation Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, without regard to conflicts of law principles thereof.

8.    REMEDY FOR BREACH AND MODIFICATION

The Executive acknowledges that the provisions of this Separation Agreement are reasonable and necessary for the protection of the Company and the other Company Releasees and that the Company and the other Company Releasees may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith unless the Company fails to demonstrate to an appropriate court having jurisdiction that it has a likelihood of success on the merits.

9.    SECTION 409A COMPLIANCE.

A.    This Separation Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Separation Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Separation Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Expiration Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction.  For purposes of Section 409A, each payment made under this Separation Agreement shall be treated as a separate payment. In no event may the Executive directly or indirectly designate the calendar year of payment.

B.    All reimbursements provided under this Separation Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Separation Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

10.	SEVERABILITY

If any provision of this Separation Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable. The remainder of this Separation Agreement shall continue in full force and effect.

11. COUNTERPARTS

This Separation Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

12.     ENTIRE AGREEMENT

The Executive acknowledges that this Separation Agreement sets forth the entire agreement between the Executive and the Company, and fully supercedes any and all prior agreements or understandings between the Executive and the Company, if any, pertaining to the subject matter hereof, with the sole exception of Executive’s ongoing obligations pursuant to the terms and conditions of any confidentiality and/or restrictive covenant agreements between the Executive and the Company.

13. JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any rights arising out of, this Separation Agreement may be brought against either of the parties in the courts of the State of Florida, or if it has or can acquire jurisdiction, the United States District Court for the Middle District of Florida, and each of the parties hereby consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world, whether within or without the State of Florida.

14.     OPPORTUNITY FOR REVIEW/REVOCATION

The Executive represents and agrees that he:

a.	has reviewed all aspects of this Separation Agreement;

b.	has carefully read and fully understands all of the provisions of this Separation Agreement;

c.	understands that in agreeing to this document, he is releasing the Company from any and all claims that he may have against the Company;

d.	knowingly and voluntarily agrees to all terms set forth in this Separation Agreement;

e.
was advised and hereby is advised in writing to consider the terms of this Separation Agreement and that he was advised to consult with an attorney of his choice and at his own expense prior to executing this Separation Agreement, including the general release contained herein;

f.	has not relied on any representation or statement not set forth in this Separation Agreement;

g.	has a full twenty-one (21) days from the date of acknowledged receipt of this Separation Agreement to consider whether he will execute this Separation Agreement;

h.
has a full seven (7) days following the execution of this Separation Agreement to revoke this Separation Agreement by notifying the Company’s Board of Directors in writing of the revocation, and has been and hereby is advised in writing that this Separation Agreement shall not become effective or enforceable until the revocation period has expired;

i.
understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. Seq.) that may arise after the date this Separation Agreement is executed are not waived; and

j.	has signed this Separation Agreement voluntarily and entirely of his own free will.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive and the Company, intending to be legally bound, have each signed this Separation Agreement as of the date first set forth above.

BRIAN WOOLF

/s/ Brian Woolf

Dated: November 4, 2014

BODY CENTRAL CORP.

By: /s/ Fred Lamster

Name: Fred Lamster

Title: Chairman of the Board

Dated: November 5, 2014